SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
File by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

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February 11, 2004

Dear Fellow Shareholder:

        You should by now have received our proxy materials for the upcoming annual meeting at which Anacomp directors are to be elected for the next year. Our materials include our WHITE proxy card to use in voting for the seven nominees submitted by your board.

        You may soon be receiving proxy material from a dissident shareholder and twice-former director, Lloyd Miller, soliciting your vote on his blue proxy card in an effort to elect his handpicked nominees to your Board of Directors. Your board strongly believes that the election of either of Mr. Miller's nominees will be detrimental to the Company and its shareholders.

DON'T LET MR. MILLER DERAIL THE SIGNIFICANT PROGRESS
WE HAVE MADE IN THE PAST 24 MONTHS!
YOUR BOARD URGES YOU TO DISREGARD THE BLUE PROXY CARD!
AND VOTE OUR WHITE PROXY CARD

        The Board is gratified that Mr. Miller has decided to abandon his efforts to unseat our chairman, Phil Smoot. The Board is also pleased that Mr. Miller acknowledges the significant corporate governance changes we have recently instituted. But we regret that Mr. Miller persists with his costly and distracting proxy fight, which, if successful, will risk creating a divided and potentially ineffective board. Mr. Miller's actions do not appear to us to be consistent with looking out for the best interests of all shareholders, which would be the duty of his two nominees if either were elected.

        We want to take this opportunity to set the record straight on some provisions of Indiana law that Mr. Miller has raised. While we believe these are irrelevant to your decision as to which slate of director candidates to elect, we are happy to answer Mr. Miller's questions publicly.

15378 Avenue of Science,
San Diego, CA 92128
(858) 716-3400
 www.anacomp.com

        As Mr. Miller has noted in a recent SEC filing, Anacomp is an Indiana corporation and we are subject to a set of takeover protective provisions generally referred to as the Indiana business combination statute (we are not subject to another set of Indiana provisions generally referred to as the control share acquisition statute since we have opted out of it). The Indiana statute generally prohibits any person who acquires 10% of the shares without prior approval of the company's board from engaging in a list of "business combination" transactions with the company for five years (it does not prohibit transactions between that shareholder and other shareholders such as purchases of shares and solicitations of proxies). The Indiana prohibitions on Tennenbaum Capital Partners engaging in a "business combination" with Anacomp will continue to apply until March 2007. Unlike corresponding statutes in other states like Delaware, the Indiana statute does not authorize our Board to waive or reduce its prohibitions. Our Board and its Nominating and Governance Committee, as well as all candidates running as Anacomp's nominees, are well aware of these prohibitions.

        One of the points Mr. Miller has not acknowledged, but in fact knows because we have previously advised him to this effect, is that we believe he is probably not subject to the prohibitions under the Indiana business combination statute, even though he owns more than 10% of our shares, because he acquired his 10% position through our Board-approved plan of reorganization. So Mr. Miller is probably not subject to any of the prohibitions of the statute that apply to Tennenbaum Capital Partners and neither of his nominees, if elected to our Board—even though they would owe their fiduciary duties to all of our shareholders, not just to Mr. Miller—would be prevented from proposing a transaction between Mr. Miller and Anacomp that would constitute a "business combination" under the statute.

SHAREHOLDERS NEED A UNIFIED BOARD COMMITTED TO
CREATING VALUE! ACT IN YOUR OWN SHAREHOLDER INTERESTS
BY RETURNING THE ENCLOSED WHITE PROXY CARD TODAY!

        We apologize in advance for any inconvenience caused by the mailings and the phone calls you may receive, but it is an important part of the process because only the latest dated proxy will be counted at the meeting. We look forward to hearing from all shareholders and hope that we can count on your support. Your vote is important in deciding the outcome of this proxy contest. Again, we urge you not to return the blue proxy card sent by Mr. Miller and to return the WHITE proxy card only.

        Thank you for your continued support. If you have any questions, please call our proxy solicitor, Mackenzie Partners, Inc. toll-free at 1-800-322-2885 or call 212-929-5500 (call collect).

Sincerely,

Jeffrey R. Cramer	James F. McGovern

Gary J. Fernandes
Edward P. Smoot
Mark K. Holdsworth
Fred G. Jager	Michael E. Tennenbaum

OTHER INFORMATION

        Anacomp has filed with the SEC its definite proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

        Investors are urged to read Anacomp's proxy statement and additional solicitation materials and other relevant documents filed with the SEC by Anacomp. Investors may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp are available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California 92128 (858) 716-3614.

        If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Anacomp, Inc. proxy materials, please call
MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or Toll Free: (800) 322-2885
Facsimile: (212) 929-0308